Exhibit 99.1

         ConocoPhillips Reports Third Quarter Net Income of $2.0 Billion

    HOUSTON--(BUSINESS WIRE)--Oct. 27, 2004--ConocoPhillips (NYSE:COP)


                         Earnings at a glance


                  Third Quarter                   Nine Months
----------------------------------------------------------------------
               2004           2003           2004           2003
----------------------------------------------------------------------
Income
 from
 continuing
 opera-
 tions     $2,011 million $1,249 million $5,627 million $3,608 million
Income
 (loss)
 from
 discontinued
 operations $  (5)        $   57         $   70         $  201
Cumulative
 effect
 of
 changes
 in
 accounting
 prin-
 ciples    $    -         $    -         $    -         $  (95)
Net income $2,006         $1,306         $5,697         $3,714
----------------------------------------------------------------------
Diluted
 income
 per share
  Income
   from
   continuing
   opera-
   tions    $2.87          $1.82          $8.06          $5.28
  Net
   income   $2.86          $1.90          $8.16          $5.43
----------------------------------------------------------------------
Revenues    $34.7 billion  $26.5 billion  $96.8 billion  $79.1 billion
----------------------------------------------------------------------



    ConocoPhillips (NYSE:COP) today reported third quarter net income of $2,006 million, an increase of 54 percent compared with $1,306 million for the same quarter in 2003. Net income per share for the third quarter was $2.86, versus $1.90 for the same period a year ago. Total revenues were $34.7 billion, versus $26.5 billion a year ago. Income from continuing operations for the third quarter was $2,011 million, an increase of 61 percent compared with $1,249 million for the same period a year ago. Income from continuing operations per share for the third quarter of 2004 was $2.87, compared with $1.82 for the third quarter of 2003.
    "We had a good quarter," said Jim Mulva, chairman and chief executive officer. "Upstream, we ran well, producing 1.48 million barrels of oil equivalent per day. Downstream, our refineries ran at 94 percent of capacity, slightly higher than last quarter. At the same time, we completed significant planned maintenance in our upstream business and elected to accelerate turnarounds at two refineries. During the quarter, we recognized higher exploration expenses, as well as certain refining and marketing contingency accruals and impairments. Our quarterly results continued to benefit from the strong commodity price environment.
    "Our financial position continues to steadily improve, and our return on capital employed remains strong and competitive. We ended the quarter with a debt-to-capital ratio of 28 percent. During the quarter, we generated $4.4 billion in cash from operations, invested $1.6 billion in capital projects, paid $296 million in dividends, and increased our cash balance to approximately $3.3 billion in anticipation of the capital investment in the LUKOIL strategic alliance."
    For the first nine months of 2004, net income was $5,697 million, a 53 percent improvement when compared with $3,714 million for 2003. Net income per share was $8.16 for the first nine months of 2004, versus $5.43 for the 2003 period. Income from continuing operations was $5,627 million, a 56 percent increase over $3,608 million for the same period a year ago. Income from continuing operations per share for the first nine months of 2004 was $8.06, compared with $5.28 for the first nine months of 2003. Total revenues were $96.8 billion, versus $79.1 billion a year ago.

    The results of ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    Third quarter financial results: E&P income from continuing operations in the third quarter was $1,420 million, up from $1,354 million in the second quarter of 2004 and up from $967 million in the third quarter of 2003. The increase from the second quarter was primarily the result of higher crude oil prices, as the impact of reduced production was mostly offset by sales volumes, which exceeded production by 19,000 barrels per day. The increased earnings were partially offset by the impact of reduced benefits from tax law changes in the second quarter and reduced foreign exchange gains during the third quarter. In addition, third quarter results were impacted by higher pre-tax exploration expenses totaling $205 million, which included the write-off of the Zafar-Mashal well, as well as certain leasehold impairments. Improved results from the third quarter of 2003 were primarily due to higher crude oil and natural gas prices, partially offset by reduced gains on asset sales and lower volumes.
    ConocoPhillips' daily production for the quarter averaged 1.48 million barrels of oil equivalent (BOE) per day, including Canadian Syncrude. When compared with the second quarter, increased output from Bayu-Undan in the Timor Sea was more than offset by the impact of scheduled maintenance in Alaska and the North Sea, as well as normal seasonal declines. While the company's production volumes declined by 5 percent from the prior quarter, sales volumes experienced only a slight decline. When compared with the third quarter of 2003, volumes were lower, primarily due to asset sales and scheduled maintenance, partially offset by increased production from Bayu-Undan and Vietnam.
    Nine months financial results: E&P income from continuing operations for the first nine months of 2004 was $4,031 million, up from $3,169 million in 2003, primarily due to higher realized worldwide crude oil and natural gas prices, partially offset by lower volumes largely associated with asset sales, higher exploration costs, and reduced gains on asset sales.

    Midstream

    Third quarter financial results: Midstream income from continuing operations was $38 million, down from $42 million in the second quarter of 2004 and up from $31 million in the third quarter of 2003. Contributing to the decrease from the prior quarter were $12 million in impairment charges at Duke Energy Field Services, LLC (DEFS), related to assets held for sale and certain other impairments. The increase over the third quarter of 2003 was primarily due to higher natural gas liquids prices for both DEFS and the company's consolidated operations, partially offset by lower volumes in the company's consolidated operations associated with asset sales and increased impairments in DEFS.
    Nine months financial results: Midstream operating results increased to $135 million, from $87 million in 2003. The increase was primarily the result of higher natural gas liquids prices in both DEFS and the company's consolidated operations, partially offset by lower volumes associated with asset sales and inventory impacts in the company's consolidated operations.

    Refining and Marketing (R&M)

    Third quarter financial results: R&M income from continuing operations was $708 million, down from $818 million in the previous quarter and up from $485 million in the third quarter of 2003. The decrease in third quarter R&M earnings, compared with the second quarter of 2004, was primarily driven by lower U.S. refining margins, and worldwide marketing margins, partially offset by improved international refining volumes and margins, as well as favorable U.S. inventory impacts. In addition, third quarter results were negatively impacted approximately $40 million, after-tax, by certain contingency and impairment charges.
    Overall, the company's third quarter refinery crude oil capacity utilization rate averaged 94 percent, compared with 93 percent last quarter. Driving this increase was the improvement in international utilization rates to 99 percent from 69 percent. The U.S. utilization rate was 93 percent, despite the impact of accelerated turnarounds at the Bayway and Sweeny refineries, and a planned crude unit turnaround at the Lake Charles refinery. Third quarter turnaround costs of $57 million, before-tax, were higher than expected due to accelerated turnarounds, but lower than the $78 million in the second quarter of 2004.
    Contributing to the improved results over the third quarter of 2003 were higher worldwide refining margins, partially offset by lower worldwide marketing margins, and increased contingency and impairment charges, as well as turnaround and energy costs.
    Nine months financial results: R&M income from continuing operations for the first nine months of 2004 increased to $1,990 million, compared with $1,195 million in the same period a year ago. Contributing to the increased earnings were higher worldwide refining margins, partially offset by lower worldwide marketing margins, and increased contingency and impairment charges, as well as turnaround and energy costs.

    Chemicals

    Third quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC, reported income from continuing operations of $81 million, compared with $46 million in the second quarter of 2004 and $7 million in the third quarter of 2003. The improvement from the second quarter was largely due to improved margins, particularly in the international aromatics and styrenics business line, as well as lower maintenance costs. The increase from the third quarter of 2003 reflects improved margins and volumes in olefins and polyolefins, as well as improved margins in the aromatics and styrenics business line.
    Nine months financial results: During the first nine months of 2004, the Chemicals segment had income from continuing operations of $166 million, compared with a loss of $4 million for the same period a year ago. The increase is primarily attributable to higher margins and volumes in the olefins and polyolefins business lines, as well as improved margins in the aromatics and styrenics business line.

    Emerging Businesses

    The Emerging Businesses segment had a loss from continuing operations of $27 million in the third quarter of 2004, compared with losses of $29 million in the second quarter of 2004 and $18 million in the third quarter of 2003. The higher losses from the third quarter of 2003 were primarily attributable to lower U.S. power margins and increased costs associated with the commissioning and operation of the Immingham combined heat and power plant in the United Kingdom.

    Corporate and Other

    Third quarter after-tax Corporate expenses from continuing operations were $209 million, compared with $218 million in the previous quarter and $223 million in the third quarter of 2003. The decrease over the second quarter was primarily driven by lower net interest expense, and increased foreign exchange gains, partially offset by approximately $43 million after-tax of increased early retirement of debt premiums paid during the quarter. The decrease from the third quarter of 2003 was primarily the result of reduced merger-related costs and higher foreign exchange gains, partially offset by the increased early retirement of debt premiums paid during the third quarter of 2004.
    Total debt at the end of the third quarter was $15.5 billion, compared with $15.6 billion at the end of the previous quarter and $2.3 billion below year-end 2003. At the end of the third quarter, the company's debt-to-capital ratio was 28 percent, down from 29 percent at the end of the second quarter. The company increased its cash balance from $804 million to $3.3 billion in anticipation of the capital investment in the LUKOIL strategic alliance.
    The company's third quarter effective tax rate of 45 percent was higher than that of the second quarter, primarily due to a higher proportion of income in high-rate tax jurisdictions, generally associated with the company's international upstream operations.

    Discontinued Operations

    Third quarter financial results: Third quarter losses from discontinued operations were $5 million, compared with income of $62 million in the second quarter of 2004 and income of $57 million in the third quarter of 2003. The decreases in both periods were primarily related to the impacts of asset sales.
    Nine months financial results: During the first nine months of 2004, income from discontinued operations was $70 million, compared with $201 million for the same period a year ago. The decrease is primarily attributable to the impacts of asset sales.

    Outlook

    Mr. Mulva concluded:

    "Execution of the 2004 operating plan by our major business segments during a period of high commodity prices resulted in another quarter of strong earnings and cash flow. We have made significant progress on our 2004 objectives and continue to apply capital and cost discipline, regardless of the price environment. Capital spending associated with our major projects continues as planned. In addition, we recently announced a 16 percent increase in our quarterly dividend rate.
    "As we announced in late September, the strategic alliance with LUKOIL, a leading international integrated oil and gas company in Russia, represents an important step for our company. This transaction is consistent with our E&P strategy of increasing reserves and production growth in new legacy areas at attractive costs, and is expected to provide access to possible substantial future reserve additions.
    "We expect our production in the fourth quarter to increase as startup of the Hamaca upgrader has begun, and as the Magnolia project begins production later in the quarter. We anticipate full-year daily production to average about 1.56 million BOE.
    "The size and scope of our downstream asset base allows us to optimize planned downtime and stage projects to best use our resources, which is particularly important in the environment of strong margins. We have planned extensive crude unit turnaround activity during the fourth quarter, but expect our overall refinery crude oil capacity utilization rate to remain in the mid 90-percent range. In addition, we will continue to focus on our five-year, $2 billion clean fuels program.
    "We look forward to updating the financial community on the status of our business and operating plans at our November 17 analyst meeting in New York."

    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 35,800 employees, $89 billion of assets, and $129 billion of annualized revenues as of Sept. 30, 2004. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for 10 a.m. Central today.
    To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Third
Quarter Earnings" link.
    For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/3q04earnings.html
    For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/3q04summary.xls

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "(the strategic alliance with LUKOIL) ... is expected to provide access to possible substantial future reserve additions"; "we expect our production in the fourth quarter to increase as startup of the Hamaca upgrader has begun, and as the Magnolia project begins production later in the quarter"; "we anticipate full-year daily production to average about 1.56 million BOE"; and "we have planned extensive crude unit turnaround activity during the fourth quarter, but expect our overall refinery crude oil capacity utilization rate to remain in the mid 90-percent range" involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford, Houston, Texas 77079 or on the company's Web site at www.conocophillips.com. This information can also be obtained from the SEC by calling 1-800-SEC-0330 or on the SEC's Web site at www.sec.gov.


    CONTACT: ConocoPhillips, Houston
             Kristi DesJarlais, 281-293-4595 (media)
             or
             Clayton Reasor, 212-207-1996 (investors)